Exhibit 12

                        ARISTAR, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                          Year Ended December 31,

(Dollars in thousands)          1998       1997      1996       1995      1994
                            --------   --------   -------   --------   --------

Income from operations
before income taxes         $ 87,587   $ 76,031   $99,518   $107,741   $101,311
                            --------   --------   -------   --------   ---------
Fixed charges:
  Interest and debt
  expense on all
  indebtedness               133,211   128,887    120,758   114,917    102,224

Appropriate portion
  of rentals (33%)             3,718      3,565     3,292      3,359     3,020

Total fixed charges          136,929    132,452   124,050    118,276   105,244
                            --------    -------   -------    -------   -------
Earnings available for
  fixed charges             $224,516   $208,483   $223,568  $226,017   $206,555
                            --------   --------   --------  --------   --------
Ratio of earnings to
  fixed charges                 1.64       1.57      1.80       1.91      1.96
                            --------   --------   -------   --------   --------